UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

______________________
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 1, 2014

____________________________________
Evolution Petroleum Corporation
(Exact name of registrant as specified in its charter)

________________________________

001-32942 (Commission File Number)
Nevada (State or Other Jurisdiction of Incorporation)	41-1781991 (I.R.S. Employer Identification No.)

2500 City West Blvd., Suite 1300, Houston, Texas 77042
(Address of Principal Executive Offices)
(713) 935-0122
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 1, 2014, the Board of Directors appointed Mr. Randall D. Keys to the additional position of President of the Company. Mr. Keys will continue to serve as Chief Financial Officer and Treasurer of the Company, and will also continue to be its Principal Financial Officer and Principal Accounting Officer.

Robert S. Herlin, the Company’s current President, Chief Executive Officer and Chairman of the Board will continue as its Chief Executive Officer and Chairman of the Board.

Under his employment arrangement with the Company, Mr. Keys will have a base salary of $300,000 per year. He will be eligible for an annual short-term incentive award with a target of 100% of his base salary, subject to the achievement of certain performance goals as specified by the Board of Directors. Mr. Keys will also be eligible for a long-term performance award (LTIP) as determined by the Board of Directors. In connection with his new responsibilities, Mr. Keys received an award of shares of restricted common stock under the Company’s Amended and Restated 2004 Stock Plan equivalent to $300,000 of current market value vesting over four years. Mr. Keys also receives customary vacation, health insurance, and other benefits available to other employees, is eligible to participate in the Company’s 401(k) plan, and is also covered by the Company’s Change in Control Severance Policy.

Under his employment contract with the Company, Mr. Herlin will receive an annual base salary of $280,000 per year. He will be eligible for an annual short-term incentive award with a target of 100% of his base salary, subject to the achievement of certain performance goals as specified by the Board of Directors. Mr. Herlin will also be eligible for a long-term performance award (LTIP) as determined by the Board of Directors and will continue to participate in all customary benefits available to other employees. He is also covered by the Company’s Change in Control Severance Policy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evolution Petroleum Corporation (Registrant)
Date: September 3, 2014	By:	/s/ Randall D. Keys
	Name:	Randall D. Keys
	Title:	President and Chief Financial Officer

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